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                                                                     [EMPLOYEES]

                                   AMENDMENT
                                       TO
                             STOCK OPTION AGREEMENT

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         The Stock Option Agreement (hereinafter referred to as the "Option
Agreement"), dated ________________________, between NCI Building Systems, Inc. (the "Company") and __________________________________________ (the
"Optionee"), is hereby amended as described below:

                 1. Any reference to "continuous employment" shall be deemed to mean "continuous employment or consulting relationship" or words of similar import.

                 2. The first sentence of Section 2 of the Option Agreement is amended to read as follows:

                 "The term of this option (the "Option Period") will commence on the date of grant noted below, and will expire at 5:00 o'clock p.m. Houston time on the earlier of (i) the 30th day after termination of Optionee's continuing employment or consulting relationship with the Company for any reason other than death, permanent disability (as determined in the sole discretion of the Board of Directors of the Company) or retirement at or after Normal Retirement Age; (ii) one year after the death or permanent disability of Optionee or the retirement of Optionee at or after Normal Retirement Age; or
                 (iii) the expiration date noted below."

                 3. The following sentence is added at the end of Section 3 of the Option Agreement:

                 "If the Optionee dies or becomes permanently disabled (as determined in the sole discretion of the Board of Directors of the Company or a Committee appointed by the Board) or retires from such employment or consulting relationship at or after Normal Retirement Age, 100% of the shares subject to his options will become vested and immediately available for purchase by the Optionee, or in the case of death of the Optionee, by the person(s) specified in Section 7(b) of this Agreement during the Option Period."

                 4. In Section 4 of the Option Agreement, the phrase "50% or less of the common stock" is amended to read "50.1% or less of the equity or voting power."
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                 5.  Section 6(b) of the Option Agreement is amended to read as follows:

                 "If Optionee should die while in a continuing employment or consulting relationship with the Company, this option may be exercised by the estate of Optionee or by a person who acquired the right to exercise this option by bequest or inheritance or by reason of the death of Optionee for a period of one year after the death of Optionee."

                 6. Section 6 of the Option Agreement is further amended by adding subsection (c) as follows:

                 "(c)     If Optionee should become permanently disabled (as
                 determined in the sole discretion of the Board of Directors of the Company) or retire at or after Normal Retirement Age while in a continuing employment or consulting relationship with the Company and its subsidiaries, Optionee may exercise this option for a period of one year after such event."

                 7. Section 6 of the Option Agreement is further amended by replacing the paragraph defining "continuous employment" with the following paragraph defining "continuous employment or consulting relationship":

                          "For purposes of this option, the term `continuing employment or consulting relationship' means the absence of any interruption or termination of Optionee's employment by or consulting relationship with the Company or any subsidiary of the Company which now exists or hereafter is organized or acquired by the Company or one of its subsidiaries.
                          A continuing employment or consulting relationship shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Board of Directors of the Company. If the Optionee's employment or consulting relationship is terminated for any reason (including disability or retirement from active employment) but simultaneously therewith the Optionee becomes a member of the Board of Directors of the Company or is already a member, the employment or consulting relationship will be deemed to be a continuing employment or consulting relationship as long as the Optionee serves as a member of the Board of Directors and (if otherwise applicable) he shall not be deemed to have retired until termination of or retirement from his membership on the Board of Directors."





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                 8.       The Option Agreement is further amended to add the
         following as a new Section 15:

                 "15.     STOCK OPTION PLAN.  This option is granted pursuant
                 to the NCI Nonqualified Stock Option Plan as amended from time to time. In the event of any conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this option agreement, the terms and provisions of the Plan shall be controlling. Capitalized terms used in this option agreement and not otherwise deferred herein shall have the meanings set forth in the Plan."

         IN WITNESS WHEREOF, the Company and Optionee have executed this Amendment to Stock Option Agreement on the date shown opposite each signature.

                                       NCI BUILDING SYSTEMS, INC.




DATED:                                 By:
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                                           C.A. Rundell, Jr.
                                           Chairman of the Board

                                       OPTIONEE



DATED:                                 By:
       --------------------               ------------------------------------
                                          Optionee





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